Exhibit 4.4
Description of Securities Registered Under Section 12 of
the Securities Exchange Act of 1934, as amended
KBR, Inc. (the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – our common stock, par value $0.001 per share (our “common stock”).
The following description of our common stock and our preferred stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”), each of which is incorporated by reference as an exhibit to the annual report on Form 10-K of which this exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any future outstanding preferred stock, the holders of common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of then outstanding common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of our liabilities and of the prior rights of any then outstanding series of our preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights.
Preferred Stock
Our board of directors has the authority, without stockholder approval, to issue shares of our preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including any of the following:
•dividend rates;
•whether dividends will be cumulative or non-cumulative;
•redemption rights;
•liquidation rights;
•sinking fund provisions;
•conversion or exchange rights;
•voting rights; and
•any other designations, powers, preferences or rights of any such series of preferred stock.
The issuance of preferred stock, while providing us with flexibility in connection with possible acquisitions and other transactions, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in the best interest of our stockholders, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of this series to prevent a change of control transaction or make it more difficult. Alternatively, a change of control transaction deemed by the board to be in the best interest of our stockholders could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.
Charter and Bylaw Provisions
Election of Directors
Our board of directors will be comprised of between one and fifteen directors. The number of directors will be fixed from time to time by resolution of the board. Directors are elected by the affirmative vote of the majority of votes cast at a meeting at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).
Any vacancy occurring on the board of directors and any newly created directorship may only be filled by the affirmative vote of a majority of the remaining directors in office.
Stockholder Meetings
Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our president and chief executive officer or a majority of our directors. Our certificate of incorporation and our bylaws specifically deny any power of any other person to call a special meeting.
Stockholder Action by Written Consent
Our certificate of incorporation and our bylaws specifically deny the power of stockholders to be able to act by written consent without a meeting.
Amendment of Our Certificate of Incorporation
The affirmative vote of holders of at least a majority of our outstanding voting stock is required to amend provisions of our certificate of incorporation.
Amendment of Our Bylaws
Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:
•the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose; or
•the affirmative vote of at least a majority of our outstanding voting stock present in person or by proxy and entitled to vote thereon.
Other Limitations on Stockholder Actions
Our bylaws also impose some procedural requirements on stockholders who wish to:
•make nominations in the election of directors;

•propose that a director be removed;
•propose any repeal or change in our bylaws; or
•propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
•a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;
•the stockholder’s name and address;
•the number of shares beneficially owned by the stockholder and evidence of such ownership;
•the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;
•the stockholder’s true economic interest in KBR’s securities; and
•the number of shares such persons beneficially own.
To be timely, a stockholder must generally deliver notice:
•in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting has changed by more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not earlier than the close of business on the 120th day prior to the annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or
•in connection with the election of a director at a special meeting of stockholders, not earlier than 120 days prior to the date of the special meeting and not later than the close of business on the 90th day prior to the date of the special meeting or the 10th day following the day on which a notice of the date of the special meeting was publicly announced.
These notice requirements shall be deemed to be satisfied if the stockholder has notified us of the stockholder’s intention to present a proposal at any annual meeting in compliance with applicable rules promulgated under the Exchange Act and the stockholder proposal has been included in our proxy statement.
To submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, regardless of whether the stockholder is seeking to include the nominee in our proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitation on Liability of Directors
Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law provides that liability may not be so limited for the following:
•any breach of the director’s duty of loyalty to our company or our stockholders;

•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•any transaction from which the director derived an improper personal benefit.
Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses of the indemnified person, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
In addition to these provisions in our certificate of incorporation and bylaws and under Delaware law, our directors and officers are covered by directors and officers insurance.
Anti-Takeover Effects of Some Provisions
Some provisions of our certificate of incorporation and bylaws described above under “—Election of Directors,” “—Stockholder Meetings,” “—Stockholder Action by Written Consent,” and “—Other Limitations on Stockholder Actions” could make the following more difficult:
•acquisition of control of us by means of a proxy contest or otherwise; or
•removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. However, it is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Delaware Business Combination Statute
Effective immediately after such time that no person or group is the beneficial owner of a majority of our outstanding voting stock, we will become subject to Section 203 of the DGCL.
Section 203 provides that, subject to specified exceptions, an interested stockholder of a Delaware corporation is not permitted to engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that stockholder became an interested stockholder, unless one of the following conditions is met:
•prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Except as otherwise set forth in Section 203, “interested stockholder” means:
•any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and
•the affiliates and associates of any such person.
If we ever become subject to Section 203, it may be more difficult for a person who is an interested stockholder to effect various business combinations with us for the applicable three-year period. Section 203, if it becomes applicable, also may have the effect of preventing changes in our management. It is possible that Section 203, if it becomes applicable, could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203, if it becomes applicable, may cause persons interested in acquiring us to negotiate in advance with our board of directors.
Listing of Common Stock
Our common stock is listed on the New York Stock Exchange under the symbol “KBR.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
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